Exhibit 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our reports dated March 4, 2005, on the financial statements and schedule and on internal control over financial reporting included in the Annual Report of Computer Programs and Systems, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Computer Programs and Systems, Inc. on Forms S-8, file numbers 333-97431 and 333-98543.

/s/ Grant Thornton LLP

Atlanta, Georgia

March 11, 2005